Exhibit 99.1

California Water Service Group Reports Third Quarter Results

SAN JOSE, Calif., October 31, 2024 (GLOBE NEWSWIRE) -- California Water Service Group (“Group” or “Company,” NYSE: CWT), a leading publicly traded water utility serving California, Hawaii, New Mexico, Washington, and Texas, today reported financial results for the third quarter of 2024.

Highlights included:

•	Recorded diluted earnings per share of $1.03 in Q3 2024 and $2.93 year-to-date, compared to $0.60 in Q3 and $0.38 year-to-date in 2023.

•	Invested a record $332.2 million of capital in infrastructure during the first nine months of 2024.

•	Retained authorized return on equity (“ROE”) of 10.27% for 2025 for California Water Service (Cal Water).

•	Declared the 319th consecutive quarterly dividend in the amount of $0.28 per common share.

•	Received approval on advice letter filings related to regulatory mechanisms expected to result in the recovery of $94.2 million in cash over the next three years.

•	Received awards from the U.S. Environmental Protection Agency (“EPA”), Great Place to Work, and Newsweek.

According to Chairman and Chief Executive Officer Martin A. Kropelnicki, financial results were in line with expectations, as Group continued to benefit from the effects of the 2021 California General Rate Case (“2021 California GRC”) decision received on March 7, 2024.

“In addition to solid financial performance, our teams did exceptionally well on many fronts, including water system improvements, water conservation, and emergency response. During the third quarter, we invested $117.8 million in infrastructure; earned a WaterSense Excellence Award for conservation from the EPA; and were honored with the National Association of Water Companies Living Water Award for our employees’ response to the 2023 Lahaina fires on Maui. We were also recognized as a Great Place to Work and one of the World’s Most Trustworthy Companies,” he said.

Q3 2024 Financial Results

•	Q3 2024 net income attributable to Group was $60.7 million, compared to net income of $34.4 million in Q3 2023.

•	Operating revenue was $299.6 million in Q3 2024, compared to $255.0 million in Q3 2023, an increase of $44.6 million.

◦	Increased rates added $42.2 million in revenue.

◦	Increased customer usage and new customers added $9.6 million.

◦	The increases were offset by the Monterey Water Rate Adjustment Mechanism (“MWRAM”) approved in the 2021 California GRC, which reduced revenue by $9.4 million.

•	Operating expenses were $232.8 million in Q3 2024, compared to $211.5 million in Q3 2023, an increase of $21.3 million.

◦	Water production costs increased by $2.7 million to $95.1 million in Q3 2024 compared to the same period last year, primarily due to an increase in wholesale water rates and water usage.

◦	Income tax expenses increased primarily due to the increase in pre-tax income.

Year-to-Date 2024 Financial Results

•	Year-to-date net income attributable to Group was $171.1 million, compared to net income of $21.8 million for the nine-month period ended September 30, 2023.

•	Operating revenue was $814.6 million in the first nine months of 2024, compared to $580.1 million in the first nine months of 2023, an increase of $234.5 million.

◦	A cumulative adjustment for the 2023 impacts of the 2021 California GRC decision and 2024 MWRAM added $99.9 million in revenue.

◦	Increased rates, including recognition of the 2024 Interim Rates Memorandum Account (“IRMA”), increased revenue by $95.0 million.

◦	Deferred revenue decreased by $15.6 million primarily due to recognition of previously deferred Water Revenue Adjustment Mechanism (“WRAM”) revenue as a result of securing California Extended Water and Wastewater Arrearage Payment Program funds for the payment of eligible customer balances.

◦	Accrued and unbilled revenue increased revenue by $6.7 million.

•	Operating expenses were $621.8 million for the nine-month period ended September 30, 2024, compared to $538.2 million in the same period last year.

◦	Water production costs increased by $18.7 million, mostly due to an increase in wholesale water rates and water usage.

◦	Other operations expense increased $11.4 million, primarily due to the recognition of $13.1 million of costs associated with the recognized deferred revenue.

◦	Income taxes increased $41.1 million primarily due to the increase in pre-tax net operating income.

As a result of the Q1 2024 adoption of the 2021 California GRC decision, interim rate relief related to 2023 totaling $64.0 million was included in 2024 net income, including $15.2 million and $50.4 million that were attributable to the three and nine months ended September 30, 2023, respectively.

Liquidity, Financing, and Capital Investment

As of September 30, 2024, Group maintained $105.2 million of cash, of which $45.6 million was classified as restricted, and had additional short-term borrowing capacity of $340 million, subject to meeting the borrowing conditions on the Group and Cal Water lines of credit.

On August 2, 2024, the California Public Utilities Commission (“CPUC”) approved Cal Water to issue up to $1.3 billion in new debt and equity securities.

On October 22, 2024, Cal Water issued $125 million aggregate principal of its 5.22% First Mortgage Bonds (“Bonds”) due October 22, 2054. The Bonds include terms and conditions similar to Cal Water’s existing First Mortgage Bond indebtedness. In addition, during Q3 2024, Group sold 639,000 shares of common stock under its at-the-market stock issuance program raising net proceeds of approximately $34.5 million.

Group capital investments during the nine-month period ended September 30, 2024 increased to a record total of $332.2 million, up 21% over the same period last year.

California Regulatory Activity

2024 Infrastructure Improvement Plan and General Rate Case

As reported last quarter, on July 8, 2024, Cal Water submitted a GRC that included Infrastructure Improvement Plans for 2025-2027. Cal Water proposes to invest more than $1.6 billion in its districts from 2025-2027 in order to support its ability to provide a reliable supply of high-quality water and enhance sustainability. In its application, Cal Water proposes to adjust rates to increase total revenue by $140.6 million, or 17.1%, in 2026; $74.2 million, or 7.7%, in 2027; and $83.6 million, or 8.1%, in 2028. Importantly, the application also proposes a Low-Use Water Equity Program that would decouple revenue from water sales to assist low-water-using, lower-income customers.

Cal Water has concluded an initial pre-hearing conference and an administrative law judge and Commissioner have been assigned to the GRC. The triennial filing begins an approximately 18-month review process by the CPUC.

Cost of Capital

Cal Water’s authorized Cost of Capital includes a mechanism that adjusts authorized ROE in the event there is a 100-basis point movement in the 12-month (October 1 through September 30) average of Moody’s Aa utility bond index as compared to the same period in the previous year. The average movement in the index during the measurement period was less than 100-basis points. As a result, no adjustment to Cal Water’s current ROE of 10.27% is required for 2025.

Other Regulatory Mechanisms and Filings

Cal Water recently filed advice letters pertaining to the IRMA, the 2023 MWRAM, and the 2023 Incremental Cost Balancing Account (“ICBA”). These filings were approved and became effective on October 1, 2024. Over a three-year period, Group anticipates recovering approximately $94.2 million in cash, primarily derived from the IRMA, MWRAM, and ICBA.

Group expects that $11.6 million of this amount will be collected from customers in the fourth quarter of 2024. This will further bolster Group’s financial position and support its ongoing operations and investments in water infrastructure.

Water Conservation, Emergency Response, and Workplace Leadership Awards

The Company continued to demonstrate its industry leadership and commitment to excellence during the third quarter of 2024, earning several prestigious awards.

For the ninth consecutive year, the Great Place to Work® Institute certified the Company as a Great Place to Work in August. This recognition, based on employee feedback, reflects the Company's ongoing commitment to fostering a positive work environment and supporting its workforce through enhanced engagement initiatives and benefit programs.

In early September, Newsweek named the Company one of the "World's Most Trustworthy Companies" for the second year running. This global recognition, which considered feedback from customers, investors, and employees, places the Company among only five water utilities honored in the energy and utilities category.

Shortly thereafter, the National Association of Water Companies honored Hawaii Water Service Operations Manager John “Kani” Kadowaki with the Living Water Award in recognition of his leadership of the team that kept water flowing to local communities during the devastating fires in Lahaina in 2023. Hawaii Water Service was the only water provider in West Maui that did not need to issue boil water advisories or experience water service interruptions during the tragedy.

Capping off the quarter, the EPA awarded Cal Water the WaterSense® Excellence in Promoting WaterSense Labeled Products Award for the second consecutive year. This accolade recognizes Cal Water's outstanding efforts in promoting water efficiency, including the installation of water-saving devices that are projected to conserve an estimated 395 million gallons of water over their lifetime. Cal Water’s leadership in supporting customers’ conservation efforts ties directly to its commitment to maintaining affordable rates. In July, a study by the Alliance for Water Efficiency highlighted the significant financial benefits of Cal Water's conservation efforts, finding that these initiatives have reduced customers' bills by up to 20.5% over the past 15 years compared to projections without such measures.

Finally, shortly after the quarter closed, Newsweek named Group one of “America’s Greenest Companies” in recognition of the Company’s commitment to and advancements in sustainability. Group was one of two water utilities among the 500 companies honored.

These accolades reflect Group's holistic approach to excellence, encompassing environmental stewardship, customer service, employee satisfaction, and corporate trustworthiness, reinforcing its position as a leader in the water utility sector.

For additional details, please see Form 10-Q which will be available at https://www.calwatergroup.com/investors/financials-filings-reports/sec-filings

Quarterly Earnings Teleconference

All stockholders and interested investors are invited to attend the conference call on Thursday, October 31, 2024 at 8 a.m. PT (11 a.m. ET) by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID# 2796844, or you may access the live audio webcast at https://edge.media-server.com/mmc/p/z25hs69f/. Please join at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will be available from 2:00 p.m. ET on Thursday, October 31, 2024, through Monday, December 30, 2024, at 1-800-770-2030 or 1-609-800-9909 and key in ID# 2796844, or by accessing the webcast above. The call will be hosted by Chairman and Chief Executive Officer Martin A. Kropelnicki, Senior Vice President, Chief Financial Officer and Treasurer James P. Lynch, and Vice President, Rates and Regulatory Affairs, Greg A. Milleman. Prior to the call, Group will furnish a slide presentation on its website.

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing Group’s expected financial performance; Group’s plans and proposals pursuant to the California GRC filed on July 8, 2024; investments in infrastructure projects and estimated capital investments, anticipated recovery from unrecorded regulatory mechanisms (including the IRMA, M-WRAM, and ICBA); and expectations regarding the business and financial impact of the 2021 California GRC decision. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results to be different than those expected or anticipated include, but are not limited to: our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing fully decoupled WRAMs, which impacted the 2021 California GRC Filing; the outcome and timeliness of regulatory commissions’ actions concerning rate relief and other matters; increased risk of inverse condemnation losses as a result of climate change and drought; our ability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions, especially as a result of public safety power shutoff programs; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, instability of certain financial institutions, changes in monetary policy, adverse capital markets activity or macroeconomic conditions as a result of the geopolitical conflicts, and the prospect of a shutdown of the U.S. federal government; the impact of market conditions and volatility on unrealized gains or losses on our non-qualified benefit plan investments and our operating results; the impact of weather and timing of meter reads on our accrued unbilled revenue; the impact of evolving legal and regulatory requirements, including emerging environmental, social and governance requirements and our ability to comply with PFAS regulations; and other risks and unforeseen events described in our Securities and Exchange Commission (“SEC”) filings. In light of these risks, uncertainties and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual Report on Form 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the SEC. We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

James P. Lynch (408) 367-8200 (analysts)

Shannon Dean (408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)	September 30, 2024	December 31, 2023
ASSETS
Utility plant:
Utility plant	$5,263,692	$4,925,483
Less accumulated depreciation and amortization	(1,222,808)	(1,152,228)
Net utility plant	4,040,884	3,773,255
Current assets:
Cash and cash equivalents	59,556	39,591
Restricted cash	45,641	45,375
Receivables:
Customers, net	81,075	59,349
Regulatory balancing accounts	59,095	64,240
Other, net	20,254	16,431
Accrued unbilled revenue, net	55,971	36,999
Materials and supplies	19,872	16,170
Taxes, prepaid expenses, and other assets	21,487	18,130
Total current assets	362,951	296,285
Other assets:
Regulatory assets	340,419	257,621
Goodwill	37,039	37,039
Other assets	233,615	231,333
Total other assets	611,073	525,993
TOTAL ASSETS	$5,014,908	$4,595,533
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $0.01 par value; 136,000 shares authorized, 59,473 and 57,724 outstanding on September 30, 2024 and December 31, 2023, respectively	$595	$577
Additional paid-in capital	965,278	876,583
Retained earnings	671,913	549,573
Accumulated other comprehensive loss	(9,197)	—
Noncontrolling interests	3,043	3,579
Total equity	1,631,632	1,430,312
Long-term debt, net	1,051,585	1,052,768
Total capitalization	2,683,217	2,483,080
Current liabilities:
Current maturities of long-term debt, net	890	672
Short-term borrowings	260,000	180,000
Accounts payable	171,501	157,305
Regulatory balancing accounts	24,133	21,540
Accrued interest	17,131	6,625
Accrued expenses and other liabilities	97,074	64,197
Total current liabilities	570,729	430,339
Deferred income taxes	365,598	352,762
Regulatory liabilities	734,925	683,717
Pension	83,412	82,920
Advances for construction	201,417	199,448
Contributions in aid of construction	292,540	286,491
Other	83,070	76,776
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$5,014,908	$4,595,533

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating revenue	$299,563	$254,976	$814,611	$580,120
Operating expenses:
Operations:
Water production costs	95,091	92,347	236,920	218,222
Administrative and general	35,453	34,216	103,091	105,177
Other operations	33,618	32,331	86,169	74,758
Maintenance	9,264	8,930	26,064	24,063
Depreciation and amortization	33,065	29,897	98,887	89,636
Income tax expense (benefit)	15,483	3,949	39,710	(1,366)
Property and other taxes	10,841	9,832	30,962	27,731
Total operating expenses	232,815	211,502	621,803	538,221
Net operating income	66,748	43,474	192,808	41,899
Other income and expenses:
Non-regulated revenue	4,133	4,535	14,744	13,643
Non-regulated expenses	(934)	(5,992)	(7,013)	(11,224)
Other components of net periodic benefit credit	4,451	4,776	12,062	14,753
Allowance for equity funds used during construction	1,691	1,387	5,252	4,146
Income tax expense on other income and expenses	(1,939)	(1,063)	(4,566)	(4,302)
Net other income	7,402	3,643	20,479	17,016
Interest expense:
Interest expense	14,384	13,482	45,024	39,791
Allowance for borrowed funds used during construction	(788)	(690)	(2,358)	(2,314)
Net interest expense	13,596	12,792	42,666	37,477
Net income	60,554	34,325	170,621	21,438
Net loss attributable to noncontrolling interests	(126)	(113)	(527)	(345)
Net income attributable to California Water Service Group	$60,680	$34,438	$171,148	$21,783
Earnings per share of common stock:
Basic	$1.03	$0.60	$2.93	$0.38
Diluted	$1.03	$0.60	$2.93	$0.38
Weighted average shares outstanding:
Basic	58,931	57,704	58,321	56,695
Diluted	58,982	57,740	58,358	56,731
Dividends per share of common stock	$0.28	$0.26	$0.84	$0.78